Supplement dated August 29, 2016

to term sheet dated July 28, 2016,
product supplement EQUITY INDICES ARN-1

dated September 28, 2015, prospectus supplement dated April 30, 2015 and prospectus dated April 30, 2015 (together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-202584

Canadian Imperial Bank of Commerce

Accelerated Return Notes®

Linked to the S&P 500® Index, due July 27, 2018

CUSIP: 13607R712

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final term sheet dated July 28, 2016 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on July 28, 2016, the first day of the Starting Value Determination Period, was 2,170.06.

The Starting Value Determination Period expired on August 29, 2016. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 2,157.03, which was the closing level of the Market Measure on August 2, 2016. This closing level is less than 2,170.06.

Therefore, the Starting Value for the notes is 2,157.03.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Final Term Sheet, page PS-6 of product supplement EQUITY INDICES ARN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated July 28, 2016: http://www.sec.gov/Archives/edgar/data/1045520/000119312516666230/d398561d424b2.htm

•	Product supplement EQUITY INDICES ARN-1 dated September 28, 2015: http://www.sec.gov/Archives/edgar/data/1045520/000119312515330826/d93646d424b2.htm

•	Prospectus supplement dated April 30, 2015 and prospectus dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1045520/000119312515161379/d916405d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.